Exhibit 99.1
Isabella Bank Corporation Reports Second Quarter 2025 Results
MT. PLEASANT, MICHIGAN — July 24, 2025 — Isabella Bank Corporation (Nasdaq: ISBA) (“Isabella” or the “Company”) reported second quarter 2025 net income of $5.0 million, or $0.68 per diluted share, compared to $3.5 million, or $0.46 per diluted share, in the same quarter of 2024. Core net income (non-GAAP) in the second quarter of 2025 totaled $4.1 million, or $0.55 per diluted share, compared to $3.5 million, or $0.46 per diluted share, for the same quarter of 2024.
SECOND QUARTER 2025 HIGHLIGHTS (as of or for the three months ended June 30, 2025, compared to the second quarter of 2024, unless otherwise noted)
•Return on average assets (ROA) of 0.96%, up from 0.68%; core ROA (non-GAAP) of 0.79%, up from 0.68%
•Total loan growth from the first quarter of 2025 of 9%, annualized
•Total deposit growth from the first quarter of 2025 of 11%, annualized
•Net interest margin, fully taxable equivalent ("NIM") (non-GAAP) of 3.14%, up from 2.82%
•Noninterest income up 4% from the first quarter of 2025
•Nonperforming loans to total loans of 0.09%
“It was a very good second quarter with improvements across most of our performance metrics," said Isabella's Chief Executive Officer, Jerome Schwind. "Our financial performance centered on growth in NIM, loans, and deposits.
"NIM increased as expected, expanding 8 basis points over the prior quarter with earning assets continuing to reprice on stable cost of funds. Loan growth was driven by the commercial loan portfolio, based on our pipeline in the first quarter and the continued concentrated efforts in this business line. The increase in total deposits was highlighted by an $89 million increase in non-maturity deposits, which mostly was due to a large deposit from a not-for-profit entity that is expected to be used by the customer by the end of the year. While short-term, this deposit is another example of our strong relationships with the communities we serve. As previously announced, the Bank also recovered the entire overdraft charge-off that occurred during the third quarter of 2024. This recovery positively affected the provision for credit losses for the quarter.
“Our teams continue to focus on the profitability of our operations and initiatives to enhance and grow non-interest income, and I am proud of their dedication throughout this process," Schwind said. "Our teams embrace our culture and are focused on serving our customers and building and executing our strategy.
“Since uplisting to the Nasdaq in May, our stock volume has increased significantly," Schwind added. "We view our higher stock price as an expanded source of potential currency and opportunity for further growth. As always, building shareholder value remains our focus, with strong earnings, share repurchases and continued dividends.”
FINANCIAL CONDITION (as of or for the three months ended June 30, 2025, compared to March 31, 2025, unless otherwise noted)
Total assets were $2.2 billion, up $53.6 million, primarily due to an increase of $33.9 million in interest bearing cash balances and an increase of $29.8 million in core loans, which excludes advances to mortgage brokers (non-GAAP), partially offset by a $16.4 million decline in gross securities.

Available-for-sale ("AFS") securities at fair value were $501 million, decreasing $12.5 million at the end of second quarter 2025. The decline was driven by amortization and maturities of $26.8 million, partially offset by purchases totaling $10.6 million. Net unrealized losses on securities totaled $17.6 million, compared to $21.5 million at the end of the first quarter of 2025. Net unrealized losses as a percentage of total AFS securities decreased to 3% from 4% at the end of the first quarter of 2025, primarily due to the treasury portfolio rapidly approaching maturity. The par value and corresponding book yields that are estimated to mature or pay off by year include: $28.2 million in principal with a weighted-average book yield of 2.36% over the remainder of 2025; $217.4 million at 1.17% in 2026; and $63.0 million at 1.87% in 2027. Some of these securities amortize and actual principal paydown may differ from the estimates in this press release.
Total loans were $1.4 billion at the end of the second quarter, increasing $29.8 million from growth in core loans (non-GAAP) led by commercial and residential loans. Commercial loans, excluding advances to mortgage brokers, increased $23.1 million, or 10.3% on an annualized basis. The outsized growth is primarily the result of closing several loans that were originally expected to close in the first quarter, along with executing on our pipeline that was robust going into the second quarter 2025. While our commercial pipeline is strong at the beginning of the third quarter, future loan growth could be lower due to changes in timing and funding, customer demand, and overall economic conditions. Residential mortgages increased $11.3 million mostly due to drawdowns on construction loans and an increase in originations that are both associated with seasonal patterns. Loan growth during the quarter was partially offset by a decline in the agricultural and consumer loan portfolios that continue to roll off amid decreasing demand.
The allowance for credit losses increased $242 thousand to $13.0 million as of June 30, 2025. The increase reflects core loan growth during the period and changes in historical loss rates. Nonaccrual loan balances increased $991 thousand to $1.2 million, primarily due to the downgrade of one unique commercial real estate loan to nonaccrual status during the quarter. Past due and accruing accounts between 30 to 89 days, as a percentage of total loans, was 0.08% compared to 0.41% at the end of first quarter 2025.
Total deposits were $1.85 billion, increasing $51.5 million, at the end of the second quarter. The growth was driven by demand deposits, which increased $89.3 million, primarily due to one customer with large deposits during the second quarter that is expected to be withdrawn by the customer by the end of they year. Consumer demand for retail certificates of deposit accounts continues based on the current elevated market interest rate environment, resulting in a $5.7 million increase during the period. Money market and interest-bearing demand deposits led to a $26.3 million and $20.6 million decline in deposits, respectively, as a result of seasonal trends.
Tangible book value per share (non-GAAP) was $23.39 as of June 30, 2025, compared to $22.58. Net unrealized losses on AFS securities reduced tangible book value per share by $1.90 and $2.30 for the respective periods. Share repurchases totaled 57,824 during the second quarter for an aggregate purchase price of approximately $1.5 million at an average per share purchase price of approximately $26.03.
RESULTS OF OPERATIONS (June 30, 2025 to June 30, 2024 quarterly comparison, unless otherwise noted)
NIM was 3.14%, an increase from 3.06% in the first quarter 2025 and from 2.82% in the second quarter of 2024. The book yield from securities was 2.38% and 2.17% during the second quarters of 2025 and 2024, respectively. The yield on loans expanded to 5.71% in the second quarter, up from 5.50% in the same quarter of 2024. The expansion in loan yields was a result of higher interest rates on new loans and variable rate commercial loans that continue to reprice. At the end of the second quarter, approximately 38% of commercial loans were fixed at rates lower than current market rates, and the majority will contractually reprice to variable rates over the next four years. Cost of interest-bearing liabilities was 2.24%, decreasing from 2.26% in the previous quarter and from 2.38% in the second quarter of 2024, primarily due to reductions to rates in the money market and certificate of deposit products. NIM is expected to continue to expand as loans reprice and the cost of interest-bearing liabilities stabilizes.
The provision for credit losses in the second quarter 2025 was a credit of $1.1 million, which reflects net recoveries totaling $1.4 million, offset by the $242 thousand change in the allowance for credit losses on loans and an increase in the reserve for unfunded commitments. Recoveries of $1.6 million during the quarter were related to overdrawn deposit accounts from a single customer that were charged off during the third quarter of 2024. The provision for loan losses in the same period of 2024 was $170 thousand, reflecting growth in core loans and unfunded commitments.
The Company continues to closely monitor credit quality in light of the continued economic uncertainty caused by, among other factors, the prolonged elevated interest rate environment, stronger than expected employment data in recent periods, continued uncertainty regarding U.S. trade and tariff policy and the lingering inflationary pressures, and the risk of the resurgence of elevated levels of inflation, in the United States and our market areas. Accordingly, additional provisions for credit losses may be necessary in future periods.
Noninterest income was $3.7 million in the second quarter of 2025 compared to $3.6 million for the same quarter of 2024. Service charges and fees increased $48 thousand because of profitability initiatives designed to increase fee income. Earnings on bank-owned life insurance ("BOLI") policies increased $47 thousand over the prior year quarter due to new investments in a separate account BOLI, which was offset in part by a one-time expense of $120 thousand due to restructuring charges. Wealth management fees grew $36 thousand due to growth in assets under management ("AUM") as compared to the second quarter of 2024. AUM totaled $679 million, $657 million and $648 million as of June 30, 2025, March 31, 2025, and June 30, 2024, respectively.
Noninterest expenses were $13.7 million in the second quarter 2025 compared to $12.9 million in the same quarter of 2024. The change mostly was due to higher compensation and benefit expenses totaling $526 thousand, which reflect annual merit increases in 2025, incentives, and higher medical insurance claims compared to the second quarter of 2024. Professional services included $173 thousand in fees related to profitability initiative costs and $47 thousand in legal fees related to our Nasdaq uplisting.
About Isabella Bank Corporation
Isabella Bank Corporation (Nasdaq: ISBA) is the parent holding company of Isabella Bank, a state-chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving its customers' and communities' local banking needs for over 120 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust, and estate planning services. The Bank has locations throughout eight Mid-Michigan counties: Bay, Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.
For more information about Isabella Bank Corporation, visit the Investor Relations link at www.isabellabank.com.
Contact
Lori Peterson, Director of Marketing
Phone: 989-779-6333 Fax: 989-775-5501
Available Information
The Company maintains an Internet web site at ir.isabellabank.com/overview. The Company makes available, free of charge, on its web site the Company’s annual reports, quarterly earnings reports, and other press releases.
The Company routinely posts important information for investors on its website (www.isabellabank.com and, more specifically, under the News tab at ir.isabellabank.com/news). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.
The information contained on, or that may be accessed through, the Company’s website is not incorporated by reference into, and is not a part of, this document.
Forward-Looking Statements
Information in this press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended and Rule 3b-6 promulgated thereunder. We intend such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995, and are included in this statement for purposes of these safe harbor provisions. Forward-looking statements generally relate to losses, impact of events, financial condition, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting the Company and its future business and operations. Forward-looking statements are typically identified by words or phrases such as “will likely result”, “expect”, “could”, “may”, “plan”, “believe”, “estimate”, “anticipate”, “strategy”, “trend”, “forecast”, “outlook”, “project”, “intend”, “assume”, “outcome”, “continue”, “remain”, “potential”, “opportunity”, “current”, “position”, “maintain”,

“sustain”, “seek”, “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may. These forward-looking statements are based on current information and/or management’s good faith belief as to future events. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding risks and uncertainties to which the Company’s business and future financial performance are subject is contained in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents the Company files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Due to these and other possible uncertainties and risks, the Company cautions you not to unduly rely on forward-looking statements. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans or expectations contemplated by the Company will be achieved. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made, except as required by law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.
Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.
We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.
A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Table Index	Consolidated Financial Schedules (Unaudited)
A	Selected Financial Data
B	Consolidated Balance Sheets - Quarterly Trend
C	Consolidated Statements of Income
D	Consolidated Statements of Income - Quarterly Trend
E	Average Yields and Costs
F	Average Balances
G	Asset Quality Analysis
H	Consolidated Loan and Deposit Analysis
I	Reconciliation of Non-GAAP Financial Measures

SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands except per share amounts and ratios)
The following table outlines selected financial data as of, and for the three-month periods ended:

	Three Months Ended
	June 30 2025	March 31 2025	December 31 2024	September 30 2024	June 30 2024
PER SHARE
Basic earnings	$0.68	$0.53	$0.54	$0.44	$0.47
Diluted earnings	0.68	0.53	0.54	0.44	0.46
Core diluted earnings (1)	0.55	0.57	0.52	0.61	0.46
Dividends	0.28	0.28	0.28	0.28	0.28
Book value (2)	29.95	29.10	28.32	28.63	27.06
Tangible book value (1) (2)	23.39	22.58	21.82	22.14	20.60
Market price (2)	30.15	23.59	25.99	21.21	18.20
Common shares outstanding (2) (3)	7,361,684	7,408,010	7,424,893	7,438,720	7,474,016
Average number of diluted common shares outstanding (3)	7,398,109	7,432,162	7,451,718	7,473,184	7,494,828
PERFORMANCE RATIOS
Return on average total assets	0.96%	0.77%	0.76%	0.62%	0.68%
Core return on average total assets (1)	0.79%	0.83%	0.74%	0.87%	0.68%
Return on average shareholders' equity	9.19%	7.48%	7.47%	6.26%	6.97%
Core return on average shareholders' equity (1)	7.48%	8.05%	7.29%	8.70%	6.96%
Return on average tangible shareholders' equity (1)	11.78%	9.65%	9.66%	8.15%	9.19%
Core return on average tangible shareholders' equity (1)	9.59%	10.40%	9.43%	11.32%	9.17%
Net interest margin yield (fully taxable equivalent) (1)	3.14%	3.06%	2.98%	2.96%	2.82%
Efficiency ratio (1)	70.53%	71.73%	71.08%	72.30%	73.93%
Gross loan to deposit ratio (2)	75.57%	76.07%	81.48%	79.93%	80.22%
Shareholders' equity to total assets (2)	10.23%	10.25%	10.08%	10.11%	9.82%
Tangible shareholders' equity to tangible assets (1) (2)	8.17%	8.14%	7.95%	8.00%	7.65%
ASSETS UNDER MANAGEMENT
Wealth assets under management (2)	678,959	656,617	658,042	679,858	647,850
ASSET QUALITY
Nonaccrual loans (2)	1,164	173	282	547	994
Foreclosed assets (2)	667	649	544	546	629
Net loan charge-offs (recoveries)	(1,432)	(52)	102	1,359	393
Net loan charge-offs (recoveries) to average loans outstanding	(0.10)%	0.00%	0.01%	0.10%	0.03%
Nonperforming loans to gross loans (2)	0.09%	0.01%	0.02%	0.04%	0.07%
Nonperforming assets to total assets (2)	0.09%	0.04%	0.04%	0.06%	0.08%
Allowance for credit losses to gross loans (2)	0.93%	0.93%	0.91%	0.89%	0.95%
CAPITAL RATIOS (2)
Tier 1 leverage	9.04%	8.96%	8.86%	8.77%	8.83%
Common equity tier 1 capital	12.46%	12.58%	12.21%	12.08%	12.37%
Tier 1 risk-based capital	12.46%	12.58%	12.21%	12.08%	12.37%
Total risk-based capital	15.34%	15.50%	15.06%	14.90%	15.29%
(1) Non-GAAP financial measure; refer to the Reconciliation of Non-GAAP Financial Measures (Unaudited) in table I
(2) At end of period
(3) Whole shares
A

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	June 30 2025	March 31 2025	December 31 2024	September 30 2024	June 30 2024
ASSETS
Cash and demand deposits due from banks	$34,246	$28,786	$22,830	$27,019	$22,690
Fed Funds sold and interest bearing balances due from banks	74,308	40,393	1,712	359	869
Total cash and cash equivalents	108,554	69,179	24,542	27,378	23,559

Available-for-sale securities, at fair value	500,560	513,040	489,029	506,806	505,646
Federal Home Loan Bank stock	5,600	5,600	12,762	12,762	12,762
Mortgage loans held-for-sale	55	127	242	504	637

Loans	1,397,513	1,367,724	1,423,571	1,424,283	1,381,636
Less allowance for credit losses	12,977	12,735	12,895	12,635	13,095
Net loans	1,384,536	1,354,989	1,410,676	1,411,648	1,368,541

Premises and equipment	28,171	28,108	27,659	27,674	27,843
Cash surrender value of bank-owned life insurance policies	45,774	45,833	34,882	34,625	34,382
Goodwill and other intangible assets	48,282	48,282	48,283	48,283	48,283
Other assets	34,636	37,429	38,166	37,221	38,486
Total assets	$2,156,168	$2,102,587	$2,086,241	$2,106,901	$2,060,139
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Demand deposits	$493,477	$404,194	$416,373	$421,493	$412,193
Interest bearing demand deposits	223,376	243,939	237,548	228,902	232,660
Money market deposits	446,845	473,138	423,883	471,745	429,150
Savings	289,746	286,399	281,665	276,095	279,847
Certificates of deposit	395,932	390,239	387,591	383,597	368,449
Total deposits	1,849,376	1,797,909	1,747,060	1,781,832	1,722,299
Short-term borrowings	43,208	47,310	53,567	52,434	44,194
Federal Home Loan Bank advances	—	—	30,000	15,000	45,000
Subordinated debt, net of unamortized issuance costs	29,469	29,447	29,424	29,402	29,380
Total borrowed funds	72,677	76,757	112,991	96,836	118,574

Other liabilities	13,615	12,365	15,914	15,248	17,017
Total liabilities	1,935,668	1,887,031	1,875,965	1,893,916	1,857,890
Shareholders’ equity
Common stock	124,607	125,547	126,224	125,218	126,126
Shares to be issued for deferred compensation obligations	2,331	2,508	2,383	3,981	3,951
Retained earnings	107,949	104,940	103,024	101,065	99,808
Accumulated other comprehensive income (loss)	(14,387)	(17,439)	(21,355)	(17,279)	(27,636)
Total shareholders’ equity	220,500	215,556	210,276	212,985	202,249
Total liabilities and shareholders' equity	$2,156,168	$2,102,587	$2,086,241	$2,106,901	$2,060,139
B

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands except per share amounts)

	Six Months Ended June 30
	2025	2024
Interest income
Loans	$39,180	$36,920
Available-for-sale securities	5,675	5,688
Federal Home Loan Bank stock	285	304
Federal funds sold and other	735	556
Total interest income	45,875	43,468
Interest expense
Deposits	14,854	14,476
Short-term borrowings	665	642
Federal Home Loan Bank advances	170	1,026
Subordinated debt	532	532
Total interest expense	16,221	16,676
Net interest income	29,654	26,792
(Reversal of) provision for credit losses	(1,206)	562
Net interest income after provision for credit losses	30,860	26,230
Noninterest income
Service charges and fees	4,045	3,956
Wealth management fees	2,063	1,987
Earnings on bank-owned life insurance policies	672	496
Net gain on sale of mortgage loans	77	101
Other	357	536
Total noninterest income	7,214	7,076
Noninterest expenses
Compensation and benefits	14,879	13,985
Occupancy and equipment	5,250	5,325
Other professional services	1,574	1,040
ATM and debit card fees	1,041	956
Marketing	928	851
FDIC insurance premiums	570	532
Other losses	454	561
Other	2,348	2,321
Total noninterest expenses	27,044	25,571
Income before income tax expense	11,030	7,735
Income tax expense	2,050	1,123
Net income	$8,980	$6,612
Earnings per common share
Basic	$1.21	$0.88
Diluted	1.21	0.88
Cash dividends per common share	0.56	0.56
C

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands except per share amounts)

	Three Months Ended
	June 30 2025	March 31 2025	December 31 2024	September 30 2024	June 30 2024
Interest income
Loans	$19,832	$19,348	$20,145	$20,230	18,863
Available-for-sale securities	3,032	2,643	2,656	2,749	2,804
Federal Home Loan Bank stock	125	160	168	168	158
Federal funds sold and other	253	482	200	194	263
Total interest income	23,242	22,633	23,169	23,341	22,088
Interest expense
Deposits	7,391	7,463	7,583	7,631	7,313
Short-term borrowings	324	341	413	384	321
Federal Home Loan Bank advances	132	38	352	571	638
Subordinated debt	266	266	266	267	266
Total interest expense	8,113	8,108	8,614	8,853	8,538
Net interest income	15,129	14,525	14,555	14,488	13,550
(Reversal of) provision for credit losses	(1,099)	(107)	376	946	170
Net interest income after provision for credit losses	16,228	14,632	14,179	13,542	13,380
Noninterest income
Service charges and fees	2,071	1,974	2,186	2,133	2,023
Wealth management fees	1,084	979	1,051	1,003	1,048
Earnings on bank-owned life insurance policies	300	372	259	252	253
Net gain on sale of mortgage loans	47	30	75	37	67
Other	184	173	401	103	217
Total noninterest income	3,686	3,528	3,972	3,528	3,608
Noninterest expenses
Compensation and benefits	7,496	7,383	7,340	7,251	6,970
Occupancy and equipment	2,650	2,600	2,554	2,645	2,619
Other professional services	863	711	584	588	527
ATM and debit card fees	555	486	516	503	487
Marketing	469	459	458	403	425
FDIC insurance premiums	267	303	309	291	280
Other losses	339	115	209	347	416
Other	1,106	1,242	1,360	1,200	1,171
Total noninterest expenses	13,745	13,299	13,330	13,228	12,895
Income before income tax expense	6,169	4,861	4,821	3,842	4,093
Income tax expense	1,138	912	825	561	612
Net income	$5,031	$3,949	$3,996	$3,281	$3,481
Earnings per common share
Basic	$0.68	$0.53	$0.54	$0.44	$0.47
Diluted	0.68	0.53	0.54	0.44	0.46
Cash dividends per common share	0.28	0.28	0.28	0.28	0.28
D

AVERAGE YIELDS AND COSTS (UNAUDITED)
The following schedules present yield and daily average amounts outstanding for each major category of interest earning assets, nonearning assets, interest bearing liabilities, and noninterest bearing liabilities. For analytical purposes, interest income is reported on a fully taxable equivalent (FTE) basis using a federal income tax rate of 21%. Federal Reserve Bank restricted equity holdings are included in other interest earning assets.

	Three Months Ended
	June 30 2025	March 31 2025	December 31 2024	September 30 2024	June 30 2024
INTEREST EARNING ASSETS
Loans (1)	5.71%	5.71%	5.66%	5.72%	5.50%
Available-for-sale securities	2.38%	2.20%	2.15%	2.17%	2.17%
Federal Home Loan Bank stock	8.94%	5.82%	5.25%	5.26%	4.97%
Fed funds sold	3.83%	4.32%	4.54%	5.36%	5.30%
Other	4.92%	4.06%	4.94%	5.18%	7.38%
Total interest earning assets	4.81%	4.75%	4.72%	4.75%	4.59%
INTEREST BEARING LIABILITIES
Interest bearing demand deposits	0.37%	0.41%	0.36%	0.28%	0.30%
Money market deposits	2.55%	2.58%	2.71%	2.77%	2.85%
Savings	0.76%	0.76%	0.64%	0.61%	0.56%
Certificates of deposit	3.82%	3.93%	4.07%	4.13%	4.01%
Short-term borrowings	3.11%	3.18%	3.22%	3.17%	3.18%
Federal Home Loan Bank advances	4.53%	4.53%	4.88%	5.52%	5.55%
Subordinated debt, net of unamortized issuance costs	3.61%	3.62%	3.62%	3.62%	3.63%
Total interest bearing liabilities	2.24%	2.26%	2.38%	2.42%	2.38%
Net yield on interest earning assets (FTE) (2)	3.14%	3.06%	2.98%	2.96%	2.82%

Net interest spread	2.57%	2.49%	2.34%	2.33%	2.21%
(1) Includes loans held-for-sale and nonaccrual loans
(2) Non-GAAP financial measure; refer to the Reconciliation of Non-GAAP Financial Measures (Unaudited) in table I
E

AVERAGE BALANCES (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	June 30 2025	March 31 2025	December 31 2024	September 30 2024	June 30 2024
INTEREST EARNING ASSETS
Loans (1)	$1,388,684	$1,370,765	$1,412,578	$1,403,810	$1,375,523
Available-for-sale securities (2)	534,352	514,479	522,733	536,379	545,827
Federal Home Loan Bank stock	5,600	11,011	12,762	12,762	12,762
Fed funds sold	6	4	8	4	7
Other (3)	20,487	47,374	15,905	14,597	14,054
Total interest earning assets	1,949,129	1,943,633	1,963,986	1,967,552	1,948,173
NONEARNING ASSETS
Allowance for credit losses	(13,369)	(12,884)	(12,598)	(13,125)	(13,431)
Cash and demand deposits due from banks	22,026	23,899	22,800	25,903	23,931
Premises and equipment	28,306	27,962	27,773	27,868	27,999
Other assets	106,595	102,927	92,608	87,002	80,539
Total assets	$2,092,687	$2,085,537	$2,094,569	$2,095,200	$2,067,211
INTEREST BEARING LIABILITIES
Interest bearing demand deposits	$236,076	$240,860	$232,271	$232,018	$238,866
Money market deposits	449,110	460,663	436,235	451,216	434,061
Savings	286,434	286,364	276,856	274,828	283,605
Certificates of deposit	395,450	387,820	386,871	375,936	366,440
Short-term borrowings	41,661	43,563	50,862	48,304	40,609
Federal Home Loan Bank advances	11,539	3,333	28,261	40,435	45,494
Subordinated debt, net of unamortized issuance costs	29,455	29,433	29,410	29,388	29,365
Total interest bearing liabilities	1,449,725	1,452,036	1,440,766	1,452,125	1,438,440
NONINTEREST BEARING LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits	409,262	403,024	425,116	418,973	411,282
Other liabilities	14,158	16,265	15,775	15,658	16,755
Shareholders’ equity	219,542	214,212	212,912	208,444	200,734
Total liabilities and shareholders’ equity	$2,092,687	$2,085,537	$2,094,569	$2,095,200	$2,067,211
(1) Includes loans held-for-sale and nonaccrual loans
(2) Average balances for available-for-sale securities are based on amortized cost
(3) Includes average interest-bearing deposits with other banks, net of Federal Reserve daily cash letter
F

ASSET QUALITY ANALYSIS (UNAUDITED)
(Dollars in thousands)
The following table outlines our asset quality analysis as of, and for the three-month periods ended:

	June 30 2025	March 31 2025	December 31 2024	September 30 2024	June 30 2024
NONPERFORMING ASSETS
Commercial and industrial	$17	$—	$—	$120	$271
Commercial real estate	533	—	—	—	—
Agricultural	—	—	—	—	167
Residential real estate	614	173	282	427	556
Consumer	—	—	—	—	—
Total nonaccrual loans	1,164	173	282	547	994
Accruing loans past due 90 days or more	31	26	19	64	15
Total nonperforming loans	1,195	199	301	611	1,009
Foreclosed assets	667	649	544	546	629
Debt securities	—	—	—	12	12
Total nonperforming assets	$1,862	$848	$845	$1,169	$1,650
Nonperforming loans to gross loans	0.09%	0.01%	0.02%	0.04%	0.07%
Nonperforming assets to total assets	0.09%	0.04%	0.04%	0.06%	0.08%
Allowance for credit losses as a % of nonaccrual loans (1)	N/M	N/M	N/M	N/M	N/M
ALLOWANCE FOR CREDIT LOSSES
Allowance at beginning of period	$12,735	$12,895	$12,635	$13,095	$13,390
Charge-offs	390	172	299	1,767	527
Recoveries	1,822	224	197	408	134
Net loan charge-offs (recoveries)	(1,432)	(52)	102	1,359	393
(Reversal of) provision for credit losses - loans	(1,190)	(212)	362	899	98
Allowance at end of period	$12,977	$12,735	$12,895	$12,635	$13,095
Allowance for credit losses to gross loans	0.93%	0.93%	0.91%	0.89%	0.95%
Reserve for unfunded commitments	708	617	512	498	450
Provision for credit losses - unfunded commitments	91	105	14	47	72
Reserve to unfunded commitments	0.16%	0.14%	0.15%	0.15%	0.14%
NET LOAN CHARGE-OFFS (RECOVERIES)
Commercial and industrial	$68	$(80)	$13	$(6)	$334
Commercial real estate	(50)	(2)	(2)	(318)	(29)
Agricultural	—	—	(4)	—	—
Residential real estate	(16)	(13)	(16)	(20)	(19)
Consumer	(1,434)	43	111	1,703	107
Total	$(1,432)	$(52)	$102	$1,359	$393
Net (recoveries) charge-offs (Quarter to Date annualized to average loans)	(0.41)%	(0.02)%	0.03%	0.39%	0.11%
Net (recoveries) charge-offs (Year to Date annualized to average loans)	(0.22)%	(0.02)%	0.14%	0.17%	0.06%
DELINQUENT AND NONACCRUAL LOANS
Accruing loans 30-89 days past due	$1,076	$5,555	$5,682	$2,226	$1,484
Accruing loans past due 90 days or more	31	26	19	64	15
Total accruing past due loans	1,107	5,581	5,701	2,290	1,499
Nonaccrual loans	1,164	173	282	547	994
Total past due and nonaccrual loans	$2,271	$5,754	$5,983	$2,837	$2,493
(1) N/M: Not meaningful
G

CONSOLIDATED LOAN AND DEPOSIT ANALYSIS (UNAUDITED)
(Dollars in thousands)
Loan Analysis

	June 30 2025	March 31 2025	December 31 2024	September 30 2024	June 30 2024	Annualized Growth % Quarter to Date
Commercial and industrial (1)	$207,719	$205,172	$200,623	$197,372	$198,769	4.97%
Commercial real estate (1)	614,383	596,282	591,718	590,255	586,481	12.14%
Advances to mortgage brokers	3,005	3,015	63,080	76,187	39,300	(1.33)%
Agricultural	96,842	94,359	99,694	96,794	94,996	10.53%
Total commercial loans	921,949	898,828	955,115	960,608	919,546	10.29%
Residential real estate	398,668	387,348	380,872	369,846	365,188	11.69%
Consumer	76,896	81,548	87,584	93,829	96,902	(22.82)%
Gross loans	$1,397,513	$1,367,724	$1,423,571	$1,424,283	$1,381,636	8.71%
(1) Certain amounts reported as commercial and industrial loans have been reclassified as commercial real estate loans to conform to the June 30, 2025 presentation
Deposit Analysis

	June 30 2025	March 31 2025	December 31 2024	September 30 2024	June 30 2024	Annualized Growth % Quarter to Date
Noninterest bearing demand deposits	$493,477	$404,194	$416,373	$421,493	$412,193	88.36%
Interest bearing demand deposits	223,376	243,939	237,548	228,902	232,660	(33.72)%
Money market deposits	446,845	473,138	423,883	471,745	429,150	(22.23)%
Savings	289,746	286,399	281,665	276,095	279,847	4.67%
Certificates of deposit	395,932	390,239	387,591	383,597	368,449	5.84%
Total deposits	$1,849,376	$1,797,909	$1,747,060	$1,781,832	$1,722,299	11.45%
H

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(Dollars in thousands except per share amounts and ratios)

		Three Months Ended
		June 30 2025	March 31 2025	December 31 2024	September 30 2024	June 30 2024
Net income		$5,031	$3,949	$3,996	$3,281	$3,481
Net gains (losses) on foreclosed assets		—	(55)	74	4	6
Overdraft (charge-off) recoveries (1)		1,556	—	66	(1,622)	—
Profitability initiative cost (2)		(173)	—	(23)	—	—
Legal fees related to Nasdaq (2)		(47)	(121)	—	—	—
Income tax impact on items above		(281)	37	(25)	340	(1)
Exchange fees on bank-owned life insurance transfers (3)		(120)	—	—	—	—
Income tax expense on bank-owned life insurance surrender (4)		—	(166)	—	—	—
Core net income	(A)	$4,096	$4,254	$3,904	$4,559	$3,476

Noninterest expenses		$13,745	$13,299	$13,330	$13,228	$12,895
Amortization of acquisition intangibles		—	1	1	—	1
Non-core expenses		220	121	23	—	—
Core noninterest expense	(B)	$13,525	$13,177	$13,306	$13,228	$12,894

Net interest income		$15,129	$14,525	$14,555	$14,488	$13,550
Tax equivalent adjustment for net interest margin		178	184	213	232	237
Net interest income (FTE)	(C)	15,307	14,709	14,768	14,720	13,787
Noninterest income		3,686	3,528	3,972	3,528	3,608
Tax equivalent adjustment for efficiency ratio		63	78	54	53	53
Core revenue (FTE)		19,056	18,315	18,794	18,301	17,448
Non-core revenue (loss)		(120)	(55)	74	4	6
Core revenue	(D)	$19,176	$18,370	$18,720	$18,297	$17,442
Efficiency ratio	(B/D)	70.53%	71.73%	71.08%	72.30%	73.93%

Average earning assets	(E)	1,949,129	1,943,633	1,963,986	1,967,552	1,948,173
Net yield on interest earning assets (FTE)	(C/E)	3.14%	3.06%	2.98%	2.96%	2.82%

Average assets	(F)	2,092,687	2,085,537	2,094,569	2,095,200	2,067,211
Average shareholders' equity	(G)	219,542	214,212	212,912	208,444	200,734
Average tangible shareholders' equity	(H)	171,260	165,929	164,629	160,161	152.451
Average diluted shares outstanding (5)	(I)	7,398,109	7,432,162	7,451,718	7,473,184	7,494,828

Core diluted earnings per share	(A/I)	$0.55	$0.57	$0.52	$0.61	$0.46
Core return on average assets	(A/F)	0.79%	0.83%	0.74%	0.87%	0.68%
Core return on average shareholders' equity	(A/G)	7.48%	8.05%	7.29%	8.70%	6.96%
Core return on average tangible shareholders' equity	(A/H)	9.59%	10.40%	9.43%	11.32%	9.17%
(1) Includes reversal of provision for credit losses in the first quarter of 2025 and provision for credit losses in the third quarter of 2024 related to overdrawn deposit accounts from a single customer.
(2) Included in Other professional services in the consolidated statements of income
(3) Income tax expense on life to date earnings on bank-owned life insurance policies surrendered
(4) Included as a reduction to Earnings on bank-owned life insurance policies in the consolidated statements of income
(5) Whole shares
I